EXHIBIT 99.1

Release: Immediate

Contact: Randy Bane (investment community)	David Miller (editorial/media)
(408) 986-7916	(408) 563-9582
APPLIED MATERIALS ANNOUNCES RESULTS
FOR SECOND FISCAL QUARTER 2006
•	Net Sales: $2.25 billion (21% increase quarter over quarter; 21% increase year over year)
•	Net Income: $413 million (189% increase quarter over quarter; 35% increase year over year), including charges for equity-based compensation
•	EPS: $0.26 ($0.17 increase quarter over quarter; $0.08 increase year over year), including charges for equity-based compensation
•	New Orders: $2.49 billion (22% increase quarter over quarter; 60% increase year over year)
     SANTA CLARA, Calif., May 16, 2006 — Applied Materials, Inc., reported results for its second fiscal quarter ended April 30, 2006. Net sales were $2.25 billion, up 21 percent from $1.86 billion for the first fiscal quarter of 2006, and up 21 percent from $1.86 billion for the second fiscal quarter of 2005. Gross margin for the second fiscal quarter of 2006 was 46.5 percent, up from 45.1 percent for the first fiscal quarter of 2006, and up from 44.0 percent for the second fiscal quarter of 2005. Net income for the second fiscal quarter of 2006 was $413 million, or $0.26 per share, up from net income of $143 million, or $0.09 per share, for the first fiscal quarter of 2006, and up from net income of $305 million, or $0.18 per share, for the second fiscal quarter of 2005.
     Non-GAAP net income was $453 million, or $0.29 per share, for the second fiscal quarter of 2006. Non-GAAP adjustments consisted principally of $55 million of equity-based compensation charges before tax, or $0.03 per diluted share after tax.
     New orders of $2.49 billion for the second fiscal quarter of 2006 increased 22 percent from $2.04 billion for the first fiscal quarter of 2006, and increased 60 percent from $1.55 billion for the second fiscal quarter of 2005. Regional distribution of new orders for the second fiscal quarter of 2006 was: Korea 22 percent, Taiwan 19 percent, North America 18 percent, Japan 17 percent, Southeast Asia and China 14 percent, and Europe 10 percent. Backlog at the end of the second fiscal quarter of 2006 was $2.93 billion, compared to $2.73 billion at the end of the first fiscal quarter of 2006.
     “Demand for Applied Materials’ leading-edge nanomanufacturing technology in the second quarter was strong and broad-based, contributing to our excellent results,” said Mike Splinter, president and chief executive officer. “We are delivering on Applied’s strategy to grow our core business, expand into adjacent markets and pursue exciting new opportunities such as solar. As we extend our product portfolio, we are further positioning the company to outgrow and outperform the industry.”
     The company continued to return value to stockholders through stock repurchases and cash dividends. During the second fiscal quarter of 2006, the company repurchased approximately 28 million shares of common stock at an average price of $18.16 per share for an aggregate purchase price of $500 million and paid $48 million in dividends.

     This press release includes financial measures that are not in accordance with GAAP, consisting of non-GAAP net income and non-GAAP earnings per share (EPS). Management uses non-GAAP net income and non-GAAP EPS to evaluate the company’s operating and financial performance in light of business objectives and for planning purposes. Applied believes that these measures are useful to investors because they enhance investors’ ability to review the company’s business from the same perspective as the company’s management and facilitate comparisons of this period’s results with prior periods. These non-GAAP measures exclude charges related to (i) equity-based compensation, and (ii) asset impairment and restructuring activities. These financial measures are not in accordance with GAAP and may be different from non-GAAP methods of accounting and reporting used by other companies. The presentation of this additional information should not be considered a substitute for net income or EPS prepared in accordance with GAAP. Reconciliations of reported net income and reported EPS to non-GAAP net income and non-GAAP EPS, respectively, are included at the end of this press release.
     This press release contains forward-looking statements, including statements regarding the company’s performance, growth opportunities, technology leadership, strategic position, delivery of stockholder value, and cash deployment strategies. Forward-looking statements may contain words such as “expect,” “anticipate,” “believe,” “may,” “should,” “will,” “estimate,” “forecast,” “continue” or similar expressions, and include the assumptions that underlie such statements. These statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Risks and uncertainties include, but are not limited to: the sustainability of demand in the nanomanufacturing technology industry and broadening of demand for emerging applications such as solar, which are subject to many factors, including global economic conditions, business spending, consumer confidence, demand for electronic products and integrated circuits, and geopolitical uncertainties; customers’ capacity requirements, including capacity utilizing the latest technology; the timing, rate, amount and sustainability of capital spending for new nanomanufacturing technology; the company’s ability to successfully develop, deliver and support a broad range of products and to expand its markets and develop new markets; the successful integration and performance of acquired businesses; the effectiveness of strategic transactions; the company’s ability to maintain effective cost controls and to timely align its cost structure with business conditions; the company’s ability to effectively manage its resources and production capability, including its supply chain; and other risks described in Applied Materials’ Securities and Exchange Commission filings, including its reports on Forms 10-K, 10-Q and 8-K. All forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof. The company undertakes no obligation to update any forward-looking statements.
     Applied Materials will discuss its second fiscal quarter 2006 results, along with its outlook for the third fiscal quarter of 2006, on a conference call today beginning at 1:30 p.m. Pacific Daylight Time. A webcast of the conference call will be available on Applied Materials’ web site.
     Applied Materials, Inc. (Nasdaq: AMAT), is the global leader in nanomanufacturing technology solutions for the electronics industry with a broad portfolio of innovative equipment, service and software products. At Applied Materials, we apply nanomanufacturing technology to improve the way people live. Learn more at www.appliedmaterials.com.
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APPLIED MATERIALS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	May 1,	April 30,	May 1,	April 30,
(In thousands, except per share amounts)	2005	2006	2005	2006
Net sales	$1,861,189	$2,247,686	$3,641,765	$4,105,278
Cost of products sold	1,042,759	1,203,061	2,033,110	2,222,954

Gross margin	818,430	1,044,625	1,608,655	1,882,324

Operating expenses:
Research, development and engineering	225,589	275,883	467,351	548,760
Marketing and selling	92,448	97,706	170,278	198,479
General and administrative	88,875	111,543	177,298	216,806
Restructuring and asset impairments	—	(1,578)	—	213,269

Income from operations	411,518	561,071	793,728	705,010

Interest expense	9,815	9,235	19,087	17,940
Interest income	40,449	48,630	77,107	97,321

Income before income taxes	442,152	600,466	851,748	784,391

Provision for income taxes	137,322	187,652	258,153	228,797

Net income	$304,830	$412,814	$593,595	$555,594

Earnings per share:
Basic	$0.18	$0.26	$0.36	$0.35
Diluted	$0.18	$0.26	$0.35	$0.35

Weighted average number of shares:
Basic	1,660,584	1,576,548	1,666,627	1,585,577
Diluted	1,671,822	1,586,404	1,679,443	1,596,247

APPLIED MATERIALS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS

	October 30,	April 30,
(In thousands)	2005*	2006
ASSETS
Current assets:
Cash and cash equivalents	$990,342	$1,376,680
Short-term investments	2,342,952	1,952,097
Accounts receivable, net	1,615,504	1,948,873
Inventories	1,034,093	1,083,372
Deferred income taxes	581,183	648,858
Assets held for sale	—	55,763
Other current assets	271,003	269,980

Total current assets	6,835,077	7,335,623

Long-term investments	2,651,927	2,500,972

Property, plant and equipment	3,011,110	2,722,384
Less: accumulated depreciation and amortization	(1,736,086)	(1,681,891)

Net property, plant and equipment	1,275,024	1,040,493

Goodwill, net	338,982	347,677
Purchased technology and other intangible assets, net	81,093	75,169
Deferred income taxes and other assets	87,054	151,822

Total assets	$11,269,157	$11,451,756

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$7,574	$2,542
Accounts payable and accrued expenses	1,618,042	1,894,239
Income taxes payable	139,798	290,748

Total current liabilities	1,765,414	2,187,529

Long-term debt	407,380	406,905
Other liabilities	167,814	238,652

Total liabilities	2,340,608	2,833,086

Stockholders’ equity:
Common stock	16,067	15,638
Additional paid-in capital	721,937	10,135
Retained earnings	8,227,793	8,657,575
Accumulated other comprehensive loss	(37,248)	(64,678)

Total stockholders’ equity	8,928,549	8,618,670

Total liabilities and stockholders’ equity	$11,269,157	$11,451,756

*	Certain amounts in the October 30, 2005 consolidated condensed balance sheet have been reclassified to conform to the 2006 presentation.

APPLIED MATERIALS, INC.
RECONCILIATION OF GAAP TO NON-GAAP RESULTS

	Three Months Ended		Six Months Ended
	May 1,	April 30,	May 1,	April 30,
(In thousands, except per share amounts)	2005	2006	2005	2006
Non-GAAP Net Income

Reported net income (GAAP basis)	$304,830	$412,814	$593,595	$555,594
Equity-based compensation expense [1]	—	55,080	—	107,032
Restructuring and asset impairments [2]	—	(1,578)	—	213,269
Income tax effect of non-GAAP adjustments	—	(13,007)	—	(110,487)

Non-GAAP net income	$304,830	$453,309	$593,595	$765,408

Non-GAAP Net Income Per Diluted Share

Reported net income per diluted share (GAAP basis)	$0.18	$0.26	$0.35	$0.35
Equity-based compensation expense	—	0.03	—	0.05
Restructuring and asset impairments	—	—	—	0.08

Non-GAAP net income — per diluted share	$0.18	$0.29	$0.35	$0.48

Shares used in diluted shares calculation	1,671,822	1,586,404	1,679,443	1,596,247

[1]	Applied began expensing stock options in the first quarter of fiscal 2006.

[2]	Results for the six months ended April 30, 2006, included pre-tax asset impairment and restructuring charges of $213 million, or $0.08 per diluted share after tax, associated primarily with the facilities disinvestment program initiated in the first fiscal quarter of 2006. Results for the three months ended April 30, 2006, included a net pre-tax benefit of $2 million consisting of adjustments associated with realignment programs of prior years, partially offset by costs associated with the facilities disinvestment program.